EXHIBIT 23(ii)

Consent of Independent Registered Public Accounting Firm

PAR Technology Corporation
New Hartford, New York
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-228026 and 333-102197) and Form S-8 (No. 333-119828, 33-04968, 33-39784, 33-58110, 033-63095, 333-208063, 333-187246 and 333-137647) of PAR Technology Corporation of our reports dated March 18, 2019, relating to the consolidated financial statements and the effectiveness of PAR Technology Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

New York, NY
March 18, 2019